Exhibit 10.12

December 21, 2008

Kevin Pope

Dear Kevin:

On behalf of Calix Networks, Inc. (“Calix”), I am pleased to offer you this employment agreement (“Agreement”) for the full time position of Senior Vice President, Product Development of Calix.

The terms of your position with Calix are as set forth below:

1. Position.

a. You will become the Senior Vice President, Product Development, working out of Calix’s headquarters office in Petaluma, California. You will report directly to Carl Russo, President and Chief Executive Officer and Roger Weingarth, Executive Vice President and Chief Operating Officer of Calix.

b. You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of you under this Agreement to the reasonable satisfaction of Calix. During the term of your employment, you further agree that:

(i) you will devote all of your business time and attention to the business of Calix;

(ii) Calix will be entitled to all of the benefits and profits arising from or incident to all such work services and advice;

(iii) you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of Calix’s Board of Directors; and

(iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Calix.

However, you shall be permitted to continue to serve on the boards of directors of any companies set forth on Attachment A; provided, however, that you will devote only such time to those companies as is required to properly discharge your fiduciary duties and you shall, as situations allow, make a good faith effort to resign from such boards as soon as practicable. Nothing in this Agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Effective Date. Subject to fulfillment of any conditions imposed by this Agreement, the terms of this Agreement shall commence January 12, 2009.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to Calix documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. You will receive a base salary of $9,615.38 every two weeks, which equates to $250,000.00 annually, on Calix’s regular payroll dates and subject to applicable tax withholding. In addition, you will be eligible to receive a 2009 bonus targeted at 40% of your annual base salary based on meeting objectives agreed upon by the CEO and the Compensation Committee of the Board of Directors. Calix will pay you a sign-on bonus of $50,000.00, in the first pay period of your employment with Calix and subject to applicable tax withholding. This sign-on bonus is contingent on you signing and returning the enclosed Sign- On Bonus Repayment Agreement. The Compensation Committee will review your compensation on an annual basis based on your performance and Calix’s performance.

5. Stock Option Grant. Calix will recommend that the Board of Directors grant you an option to purchase 180,000 shares of Calix’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant, as determined by the Board of Directors. This option will vest over a four-year period at the rate of 25% of the Shares on the one year anniversary of the Effective Date, with the remainder of the Shares vesting monthly thereafter in equal installments over the next 36 months. Vesting is contingent on your continued employment with Calix.

a. Option Terms. To the maximum extent allowed by law, the options will be incentive stock options, and all options will be subject to the terms of Calix’s 2002 Stock Plan.

b. Acceleration of Vesting. In the event that Calix consummates a Change of Control Transaction (as defined below), then 100% of the then unvested options held by you will become fully vested immediately prior to the consummation of the Change of Control Transaction.

For purposes of this paragraph 5.b., “Change of Control Transaction” shall mean the sale, conveyance, or disposal of all or substantially all of Calix’s capital stock, assets or business, or the reorganization, consolidation or merger of Calix into any other corporation or corporations in which the holders of Calix’s outstanding shares immediately prior to such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, provided that this definition shall not apply to (i) a merger effected exclusively for the purpose of changing the domicile of Calix or (ii) an equity financing in which Calix is the surviving corporation.

6. Benefits.

a. Insurance Benefits. You will be eligible to participate in the standard benefits plans currently available to other executive-level employees of Calix, subject to any eligibility requirements imposed by such plans.

b. Vacation; Sick Leave. You will be entitled to 10 paid vacation days per year. Vacation accrues ratably per pay period and may not be taken before it is accrued.

c. Business Expenses. Calix shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to Calix, other than any expenses related to travel on personal or private aircraft, subject to Calix’s expenditure and reimbursement guidelines.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with Calix is contingent upon your continued adherence to the terms and conditions of Calix’s Confidential Information and Invention Assignment Agreement. A copy of your signed agreement is enclosed as Attachment B.

8. No Conflicts. You understand and agree that by accepting this offer of employment, you represent to Calix that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with Calix, enter into any oral or written agreement in conflict with any of the provisions of this Agreement or Calix’s policies. You will not use or disclose to any person associated with Calix, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. Calix does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. We also expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9. At-Will Employment. Your employment with Calix will be on an “at will” basis, meaning that either you or Calix may terminate your employment at any time for any reason or no reason, without further obligation or liability. Calix also reserves the right to modify or amend the terms of your employment at any time for any reason, subject to the provisions of this Agreement. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the CEO of Calix.

As an employee, you will be expected to adhere to Calix’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Calix is an equal opportunity employer that does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by law. Any questions regarding these policies should be directed to Calix Human Resources.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of Calix’s offer, please sign and date this Agreement in the space provided below and return it to me. This Agreement may not be modified or amended except by a written agreement, signed by Calix and by you.

Very truly yours,		ACCEPTED AND AGREED:

CALIX NETWORKS, INC.		KEVIN POPE

By:	/s/ Carl E. Russo	/s/ Kevin Pope
Signature
Print Name:	Carl E. Russo

Title:	President & CEO	12-22-08
Date

Attachment A: List of Board Commitments

Attachment B: Confidential Information and Invention Assignment Agreement

Attachment A

List of Board Commitments

None

Attachment B

Confidential Information and Invention Assignment Agreement